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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2017

Proofpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-041486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

892 Ross Drive, Sunnyvale CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02   Unregistered Sales of Equity Securities.

As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 11, 2013 (the “December 11 Form 8-K”), Proofpoint, Inc. (the “Company”) previously issued $201,250,000 in aggregate principal amount of 1.25% Senior Convertible Notes due 2018 (the “Convertible Notes”). The Convertible Notes are governed by the Indenture (the “Indenture”), dated December 11, 2013, by and between the Company and Wells Fargo Bank, National Association (“Wells Fargo”), as trustee, note registrar, paying agent, transfer agent, authenticating agent and conversion agent, as supplemented by the Supplemental Indenture dated July 5, 2016 between the Company and Wells Fargo, as trustee.

As previously reported, on November 22, 2017 the Company issued a notice of redemption to holders of its outstanding Convertible Notes, pursuant to which it announced that on December 27, 2017 (the “Redemption Date”) the Company would redeem all remaining outstanding Convertible Notes as of November 22, 2017 for cash at a price of 100% of the principal amount of the Convertible Notes, plus accrued and unpaid interest, if any. As of November 22, 2017, approximately $199,274,000 million aggregate principal amount of the Convertible Notes were outstanding. Prior to the Redemption Date, the holders of the Convertible Notes had the right to elect to convert those notes to shares of the Company’s Common Stock at a rate of 25.6353 shares per $1,000 principal amount of Convertible Notes. The Company satisfied and will satisfy its conversion obligation with respect to each $1,000 principal amount of Convertible Notes tendered by physical settlement, delivering shares of its Common Stock, with cash in lieu of fractional shares.

Beginning on December 21, 2017, the Company issued shares of Common Stock on multiple dates in satisfaction of its conversion obligations pursuant to the conversion elections delivered by noteholders to the Company. All conversion elections delivered by noteholders to the Company through December 26, 2017, have resulted, or will result, in the following issuances of shares of Common Stock:

Issuance Date	Shares Issued (or to be Issued)	Principal Converted (or to be converted)
December 21, 2017	4,009,657	$156,412,000
December 22, 2017	72,291	2,820,000
December 26, 2017	64,164	2,503,000
December 27, 2017	28,531	1,113,000
December 28, 2017	914,202	35,662,000
December 29, 2017	19,274	752,000
Total	5,108,119	$199,262,000

On the Redemption Date, the Company redeemed by cash payment $12,000 of remaining aggregate principal amount of Convertible Notes at a price of 100% of the principal amount of the Convertible Notes, plus accrued and unpaid interest. In the aggregate, holders of $199,262,000 million in principal amount of Convertible Notes elected to convert, which resulted or will result in the Company issuing 5,108,119 shares of Common Stock.

The shares of Common Stock delivered in connection with these conversions have been issued in reliance on the exemption from registration provided by Section 4(a)(2) and 3(a)(9) of the Securities Act of 1933, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: December 27, 2017	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer

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